UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2012

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 100, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously announced, Ligand Pharmaceuticals Incorporated (“Ligand”), pursuant to an Agreement and Plan of Merger dated January 14, 2011 (the “Merger Agreement”), acquired CyDex Pharmaceuticals, Inc. (“CyDex”) on January 24, 2011.

Also as previously announced, on January 14, 2011, in connection with the Merger Agreement, Ligand entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with CyDex and the Shareholders’ Representative. The CVR Agreement sets forth the rights that former CyDex stockholders have with respect to the several series of contingent value rights (“CVRs”) held by them after the merger. All payments by Ligand under the Merger Agreement and the CVR Agreement shall be made directly to a single Shareholders’ Account controlled by the Shareholders’ Representative; upon each such respective payment to the Shareholders’ Account, all obligations of Ligand with respect such payment and the safeguarding, investment, allocation and/or distribution thereof shall be exhausted and shall cease; and the shareholders/ex-shareholders of CyDex/holders of CVRs shall have no rights or remedies whatsoever against Ligand with respect to such payment, but instead must look solely and exclusively to any available rights or remedies (if any) they might have against the Shareholders’ Representative.

Ligand has previously announced several payments it has made, under the CVR Agreement, to the Shareholders’ Account.

Under the CVR Agreement, Ligand is obligated to make, on a quarterly basis, revenue sharing payments to the Shareholders’ Account, but only to the extent that and beginning only when CyDex-related revenue for the applicable calendar year from 2011 through 2016, inclusive, exceeds $15,000,000. The Shareholders’ Account is entitled to receive 20% of each dollar of Revenue (as defined in, and subject to exclusions specified in, the CVR Agreement) between $15,000,000 and $35,000,000 in a calendar year, plus an incremental 10% of each dollar of Revenue which is in excess of $35,000,000 in such calendar year. Ligand paid $249,423 to the Shareholders’ Account on March 2, 2012 as a revenue sharing payment in respect of calendar year 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: April 2, 2012

	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary